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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

VFD of Georgia, Inc., a Delaware corporation
VFD of Pennsylvania, Inc., a Delaware corporation
VFD of Pittsburgh, Inc., a Pennsylvania corporation
VFD Realty, Inc., a Delaware corporation
Horizon Group International, Inc., an Ohio corporation
Precise Dental Lab. Inc., an Ohio corporation
ProDent, Inc., a Pennsylvania corporation
Riverhearst, Inc., a Delaware corporation